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                                                                   EXHIBIT 10.74

                                                                  EXECUTION COPY


                       EMPLOYMENT AND SEVERANCE AGREEMENT


     THIS AGREEMENT made February 25, 2000, by and between LG&E Energy Corporation, a Kentucky corporation (the "Company"), Powergen, plc, a United Kingdom public limited company ("Parent"), and Victor A. Staffieri (the "Executive").

     WHEREAS, Parent, Company, a Delaware corporation to be formed as an indirect wholly owned subsidiary of Parent ("US Subholdco 2") and a Kentucky corporation to be formed as a direct wholly owned subsidiary of US Subholdco 2 ("Merger Sub"), have executed a merger agreement (the "Merger Agreement") which will become effective at the Effective Time (as defined in the Merger Agreement);

     WHEREAS, the Merger will constitute a "Change in Control" for purposes of the Change-in-Control Agreement between the Company and the Executive dated January 5, 1998 (the "Change-In-Control Agreement");

     WHEREAS, Parent and the Company have determined that it is essential and in the best interest of Parent, the Company and their stockholders to retain the services of the Executive as President and Chief Operating Officer of the Company on and after the Effective Time, and provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement, and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security in the event of a Change in Control after the Merger; and

     WHEREAS, the Executive is willing to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

     1. EFFECTIVENESS; EFFECT ON PRIOR AGREEMENTS; ADDITIONAL PAYMENTS.

     1.1 This Agreement shall become effective at the Effective Time, provided the Executive is employed by the Company on that date. As of the Effective Time, the Change-in-Control Agreement shall, except as otherwise provided herein, terminate and become null and void. In consideration of the services rendered by the Executive to the Company prior to the Effective Time, the Executive's willingness to enter into this Agreement, and the satisfaction of all of the Company's obligations under the Change-in-Control Agreement, the Company shall pay the Executive in cash 60% of the amount calculated and payable under Sections 3.1(b) and 6 of the Change-in-Control Agreement (the "Initial Change-in-Control Payment") within 10 days following the Effective Time conditioned upon delivery by the Executive of an executed form of release of all claims against the Company with respect to the Change-in-Control Agreement (other than with respect to Section 6 of such Agreement) (on a form to be provided by the Company).


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The balance of the amount calculated under Sections 3.1(b) and 6 of the
Change-in-Control Agreement (the "Deferred Change-in-Control Payment") shall be credited to Executive's account under the Deferred Compensation Plan of the Company (or such other plan or arrangement as may be mutually agreed upon by the parties hereto) and shall be payable in a lump sum cash payment (including adjustment for any increases or decreases in Executive's account under the Deferred Compensation Plan), if the Executive so elects, within ten (10) days after the earliest to occur of (i) a termination of employment, other than a termination by the Executive without Good Reason, which occurs at any time during the eighteen consecutive months immediately following the Effective Time (the "Transition Period"), (ii) a Change in Control that occurs during the Transition Period, so long as the Executive is still employed by the Company immediately prior to the Change in Control, and (iii) the end of the Transition Period, so long as the Executive is still employed on such date. In the event that Executive elects not to receive the foregoing lump sum payment, Executive may otherwise elect to defer receipt of such payment and have such payment continue to be held in his Deferred Compensation Plan account (which account shall continue to be adjusted in accordance with the terms of the Deferred Compensation Plan, or such other plan or arrangement as may be mutually agreed upon by the parties hereto).

     1.2 Parent shall, or shall cause the Company to pay to the Executive a lump sum cash payment in an amount equal to 25% of the Deferred Change-in-Control Payment (without adjustment for any increases or decreases in Executive's account under the Deferred Compensation Plan)(the "Premium Payment") within ten
(10) days after the earliest to occur of (i) the date that Executive's employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive's death or Disability, at any time during the eighteen consecutive months immediately following the Effective Time (the "Transition Period"), (ii) a Change in Control that occurs during the Transition Period, so long as the Executive is still employed by the Company immediately prior to the Change in Control, and (iii) the end of the Transition Period, so long as the Executive is still employed on such date. In the event that Executive elects not to receive the foregoing lump sum payment, Executive may otherwise elect to defer receipt of such payment and have such payment continue to be held in his Deferred Compensation Plan account (which account shall continue to be adjusted in accordance with the terms of the Deferred Compensation Plan, or such other plan or arrangement as may be mutually agreed upon by the parties hereto).

     1.3 As of the Effective Time, Parent shall grant to the Executive the number of American Depository Shares of Parent, each of which represents four Ordinary Shares of the Parent (the "ADS's"), that are equivalent in value, as of the Effective Time, to the amount of the Premium Payment (the "Premium ADS's"), which shall be subject to a risk of forfeiture and in which the Executive shall become vested upon the earliest to occur of (i) the date that Executive's employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive's death or Disability, at any time during the Transition Period, (ii) a Change in Control that occurs during the Transition Period, so long as the Executive is still employed immediately prior to the


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Change in Control, and (iii) the end of the Transition Period, so long as the
Executive is still employed on such date. In addition, in the event that during the Transition Period, Parent pays dividends in respect of ADS's (or Ordinary Shares, as applicable) to its holders thereof, the Executive shall have a right, subject to the Executive's ultimate vesting in the Premium ADS's pursuant to the preceding sentence, to receive a payment, in cash or ADS's (as the Executive shall elect), equal to the amount of any dividends actually paid on the number of Premium ADS's (or Ordinary Shares, as applicable) held by the Executive.

     2. TERM OF AGREEMENT. This Agreement shall commence as of the Effective Time, and shall continue in effect until the second anniversary of the Effective Time; PROVIDED, HOWEVER, that commencing on the second anniversary of the Effective Time, and on each anniversary of the Effective Time thereafter, the term of this Agreement shall automatically be extended for one (1) year unless the Company or the Executive shall have given written notice to the other at least ninety days prior thereto (if such notice is given following the second anniversary of the Effective Time, otherwise such notice period shall be one hundred and eighty days) that the term of this Agreement shall not be so extended; and PROVIDED, FURTHER, HOWEVER, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after any Change in Control which occurs while this Agreement is in effect.

     3. EMPLOYMENT.

     3.1 The Company agrees to employ Executive, and Executive agrees to serve during the term hereof as President and Chief Operating Officer of the Company. Executive shall report to the Chief Executive Officer of the Company (the "CEO").

     3.2 Executive agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection with the position named above. Executive shall perform such duties and exercise such powers, commensurate with his position, as the CEO and the Board of Directors of the Company (the "Board") shall from time to time assign to him on such terms and conditions and subject to such restrictions as the CEO and the Board may reasonably from time to time impose.

     3.3 Nothing in this Agreement shall preclude Executive from (a) engaging in charitable and community affairs so long as, in the reasonable determination of the Company, such activities do not interfere with his duties and responsibilities hereunder, (b) managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity, without the prior approval of the Company, which approval shall not be unreasonably withheld) or (c) serving, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, as a member of boards of directors or as a trustee of any other corporation, association or entity.


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     3.4 The Executive will perform his services at the Company's headquarters in Louisville, Kentucky, with the understanding that he will be required to travel as reasonably required (including travel to the United Kingdom) for the performance of his duties under this Agreement.

     4. COMPENSATION.

     4.1 SALARY. The Company shall pay Executive a base salary ("Base Salary") of not less than the rate in effect immediately prior to the Effective Time. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Base Salary shall be reviewed by the Board as of July 1 of each year during the term of this Agreement and may be increased in the discretion of the Board and, as so increased, shall constitute "Base Salary" hereunder. At no time shall the Board be able to decrease the Base Salary.

     4.2 ANNUAL BONUS. In addition to his Base Salary, Executive shall be eligible to participate in any annual incentive plan or program maintained by the Company in which other senior executives of the Company participate (the "Bonus Plan"). Such participation shall be on terms commensurate with Executive's position and level of responsibility. The Executive's target bonus under the Bonus Plan in respect of each twelve-month period of the term of this Agreement (as provided for in Section 2)(each, a "Contract Year") shall be not less than the target bonus opportunity to which the Executive is entitled as of the date hereof (60% of the Base Salary); PROVIDED, HOWEVER, that with respect to the first and second Contract Years, Executive's annual bonus amount shall not be less than 75% of the Executive's target bonus for each such Contract Year. Except as set forth in the preceding sentence, nothing in this Section 4.2 will guarantee to the Executive any specific amount of incentive compensation, or prevent a Remuneration Committee appointed by the Board of Directors of Parent from establishing reasonable performance goals and compensation targets, after consultation with the Executive, applicable only to the Executive.

     4.3 COMPENSATION PLANS AND PROGRAMS. Executive shall be eligible to participate in any compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms commensurate with his position and level of responsibility, and to receive equity-based incentive awards based upon achievement of performance goals based partially upon Parent's and partially on the Company's performance in accordance with the general terms of the long-term incentive plan contained on Exhibit A.

     4.4 OTHER COMPENSATION. Nothing in this Section 4 will preclude the Board from authorizing such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

     4.5 EXISTING STOCK OPTIONS. In addition to any provision in the Merger Agreement, prior to the Effective Time, Executive may elect in writing delivered


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to Parent to convert each Company stock option he holds (each, a "Company
Option"), whether vested or unvested, into an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of ADS's, equal to the result (rounded down to the nearest whole ADS) of multiplying the number of shares subject to the Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined in the Merger Agreement), at an exercise price per share equal to the result (rounded up to the nearest whole cent) of dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Conversion Ratio (it being understood that the exercise price shall be converted into dollars at the rate prevailing at the close of business on the business day prior to the Effective
Time). If Executive makes such election and holds the Company Option or the ADS's acquired upon the exercise of such Company Option for two years after the Effective Time, then upon the later of (i) the end of the 24th month after the Effective Time, or (ii) the exercise of such Company Option, the Parent shall issue Executive one additional ADS for every 4 ADS's acquired as a result of such exercise; PROVIDED, HOWEVER in the event that either (i) a Change in Control occurs within the two years after the Effective Time and the Executive is still employed by the Company immediately prior to the Change in Control, immediately prior to such time, the Executive shall receive one additional ADS for every 4 ADS's (A) acquired by the Executive as a result of the exercise of any Company Option during the period prior to such Change in Control and (B) underlying each unexercised Company Option held by the Executive immediately prior to such Change in Control or (ii) the Executive's employment is terminated for any reason (other than by the Company for Cause or by the Executive without Good Reason (other than as a result of death or Disability)) at any time during the two years after the Effective Time and prior to any Change in Control, the Executive shall receive, within 10 days after the termination of employment, one additional ADS for every 4 ADS's (A) acquired by the Executive as a result of the exercise of any Company Option during the period prior to such termination of employment and (B) underlying each unexercised Company Option held by the Executive immediately prior to such termination of employment.

     5. EMPLOYEE BENEFITS.

     5.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices including, but not limited to, those specified in Exhibit B attached hereto (commensurate with his positions and level of responsibility in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

     5.2 VACATION AND FRINGE BENEFITS. Executive shall be eligible to participate in the Company's vacation plan; PROVIDED, HOWEVER, that in no event shall Executive receive fewer vacation days than Executive is entitled to receive under the Company's vacation policy as in effect immediately prior to the Effective Time. In addition, Executive shall be entitled to perquisites and other fringe benefits that are


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comparable to those perquisites and fringe benefits to which Executive is entitled immediately prior to the Effective Time.

     5.3 EXPENSES. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

     6. DEFINITIONS.

     6.1 BASE AMOUNT; BONUS AMOUNT. For purposes of this Agreement, "Base Amount" shall mean the greater of the Executive's annual base salary from the Company (a) at the rate in effect on the Termination Date (as hereinafter defined) or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Effective Time or the Change in Control, as applicable, and shall include all amounts of base salary that are deferred under any qualified and non-qualified employee benefits plans of the Company or any Subsidiary (as hereinafter defined) or under any other agreement or arrangement. For purposes of this Agreement; "Bonus Amount" shall mean the greater of (a) the most recent annual bonus paid or payable to the Executive (which may include a bonus amount paid or payable in respect of any Contract Year), (b) the annual bonus paid or payable to the Executive under the Bonus Plan for the full fiscal year ended prior to the fiscal year during which the Effective Time, or the Change in Control, as applicable, occurred or (c) the Executive's target award under the Bonus Plan for the full fiscal year ended prior to the fiscal year during which the Effective Time, or the Change in Control, as applicable, occurred.

     6.2 CAUSE. For purposes of this Agreement, a termination for "Cause" is a termination evidenced by a resolution adopted in good faith by at least seventy-five percent (75%) of the Board of Directors of the Company that (i) there has been repeated willful misconduct by the Executive in performing the reasonably assigned duties on behalf of the Company required by and in accordance with his employment by the Company, or (ii) the Executive has been convicted of a felony in the course of performing those duties. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination (as hereinafter defined) is given by the Executive shall constitute Cause for purposes of this Agreement. No act, or failure to act, on Executive's part shall be deemed to be "repeated" unless the Executive shall have received a written notice from the Company setting forth in detail the particulars of the act, or the failure to act, which the Company contends would constitute Cause when repeated and Executive then repeats such act or failure to act and does not resolve or otherwise cure such behavior within thirty (30) days of receipt of such notice.


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     6.3 CHANGE IN CONTROL. For purposes of this Agreement, a "Change in
Control" shall mean the occurrence during the term of this Agreement of any of the following events:

          (a) An acquisition (other than directly from Parent) of any securities of Parent entitled generally to vote on the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifteen percent (15%) or more of the combined voting power of Parent's then outstanding Voting Securities; PROVIDED, HOWEVER, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) Parent or (b) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly and indirectly by Parent (a "Subsidiary") or (2) Parent or any Subsidiary.

          (b) The individuals who, as of the date this Agreement was approved by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; PROVIDED, HOWEVER, that if the election, or nomination for election by Parent's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Agreement, be considered as a member of the Incumbent Board; or

          (c) Approval by stockholders of Parent of:

               (1) A merger, consolidation or reorganization involving Parent; unless

                    (i) the stockholders of Parent immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion to each other as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                    (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation;


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               (2) A complete liquidation or dissolution of Parent or the
Company; unless, in the case of the Company, Parent continues to own directly or indirectly all or substantially all of the Company's assets;

               (3) An agreement for the sale or other disposition of all or substantially all of the assets of Parent or the Company to any Person (other than a transfer to a Subsidiary);

               (4) A merger or other combination involving the Company as a result of which Parent ceases to beneficially own more than 50% of the outstanding Voting Securities of the successor to the Company, unless Parent continues to own directly or indirectly all or substantially all of the Company's assets; or

               (5) Any Person acquires Beneficial Ownership of a greater percentage of the Voting Securities of the Company than the percentage of such Voting Securities then held, directly or indirectly, by Parent.

Notwithstanding the foregoing clauses (a), (b), and (c), a Change in Control shall not be deemed to occur solely because any Person Beneficially Owned by the Subject Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Parent which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person or entity becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

          (d) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated during the term of this Agreement and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

     6.4 DISABILITY. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company which continues for a period of at least one hundred eighty (180) consecutive days.


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     6.5 GOOD REASON.

          (a) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the events or conditions described in subsections (1) through (8) hereof:

               (1) a reduction by the Company in the Executive's Base Salary or annual target bonus opportunity as in effect prior to such reduction or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within thirty days of the applicable due date, provided that the Company may correct such reduction or failure within thirty (30) days of its commission;

               (2) Parent or the Company require the Executive to be relocated anywhere in excess of fifty (50) miles of his present office location, except for required travel on Parent or Company business consistent with his business travel obligations as in effect prior to the Effective Time and as provided in
Section 3.4 of this Agreement;

               (3) a failure by Parent or the Company to maintain plans providing benefits at least as beneficial in the aggregate as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, bonus plan, long-term incentive plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Effective Time, or the Change in Control, as applicable, or if the Company or Parent has taken any action which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him prior to the Effective Time, or the Change in Control, as applicable, or if the Company or Parent has failed to provide him with the number of paid vacation days to which he would be entitled in accordance with the Company's normal vacation policy immediately prior to the Effective Time, or the Change in Control, as applicable;

               (4) Parent or the Company materially reduces, individually or in the aggregate, the Executive's title, job authorities or responsibilities as in effect prior to such reduction;

               (5) Parent or the Company fails to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in
Section 11 hereof;

               (6) any purported termination of the Executive's employment by Parent or the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8 below; and, for purposes of this Agreement, no such purported termination shall be effective;

               (7) any material breach by Parent or the Company of any provision of this Agreement;


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               (8) any purported termination of the Executive's employment for
Cause by Parent or the Company which does not comply with the terms of Section
6.2 of this Agreement; or

          (b) Until the Executive's Disability, the Executive's rights to terminate his employment pursuant to this Section 6.5 shall not be affected by his incapacity due to physical or mental illness.

     7. TERMINATION OF EMPLOYMENT.

     7.1 If, during the term of this Agreement, the Executive's employment with the Company shall be terminated within twenty-four months after the effective time of any Change in Control, then the Executive shall be entitled to the following compensation and benefits:

          (a) If the Executive's employment with the Company shall be terminated
(1) by Parent or the Company for Cause or (2) by the Executive (other than for Good Reason or as a result of death or Disability), the Company shall pay the Executive all amounts earned or accrued for or on behalf of the Executive through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date and (iii) vacation pay (collectively, "Accrued Compensation").

          (b) If the Executive's employment with the Company shall be terminated
(1) as a result of the Executive's death or (2) as a result of the Executive's Disability, the Executive shall be entitled to the following: (i) The Company shall pay the Executive all Accrued Compensation; (ii) the Company shall pay, as a severance amount to the Executive (or his or her personal representative or estate, as applicable) after the Termination Date, an amount equal to the Executive's annual target bonus for the year in which such Termination Date occurs; and (iii) the Company shall provide the Executive with a cash lump sum payment of any long-term incentive award granted to the Executive at the target level, prorated for Executive's actual period of service.

          (c) If the Executive's employment with the Company shall be terminated
(1) by the Company for any reason (including as a result of the Company's notice not to extend the term of this Agreement) other than as specified in clause (1) of Section 7.1(a) or (2) by the Executive for Good Reason, the Executive shall be entitled to the following:

               (i) The Company shall pay the Executive all Accrued Compensation;

               (ii) The Company shall pay, as a severance amount to the Executive after the Termination Date, an amount equal to 2.99 times the sum of
(a) the Base Amount and (b) the Bonus Amount;


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               (iii) For a period of thirty-six months (the "Continuation
Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to the Executive's termination) the life insurance, disability, medical, dental, and hospitalization benefits provided
(x) to the Executive by the Company at any time within ninety (90) days preceding a Change in Control or at any time thereafter, or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 7.1(c) (iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits set forth in clauses (x) and (y) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Subsection
(c)(iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company's or any Subsidiary's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits; and

               (iv) The Company shall provide to the Executive an amount equal to twenty percent (20%) of the Base Amount to be used for outplacement services.

     7.2 If, during the term of this Agreement, but prior to a Change in Control, the Executive's employment with the Company shall be terminated, the Executive shall be entitled to the following:

          (a) If the Executive's employment with the Company shall be terminated
(1) by Parent or the Company for Cause or (2) by the Executive (other than for Good Reason or as a result of death or Disability), the Company shall pay the Executive all Accrued Compensation.

          (b) If the Executive's employment with the Company shall be terminated
(1) as a result of the Executive's death or (2) as a result of the Executive's Disability, the Executive shall be entitled to the following: (i) The Company shall pay the Executive all Accrued Compensation; (ii) the Company shall pay, as a severance amount to the Executive (or his or her personal representative or estate, as applicable) after the Termination Date, an amount equal to the Executive's annual target bonus for the year in which such Termination Date occurs; and (iii) the Company shall provide the Executive with a cash lump sum payment of any long-term incentive award granted to the Executive at the target level, prorated for Executive's actual period of service.



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          (c) If the Executive's employment with the Company shall be terminated
(1) by the Company for any reason (including as a result of the Company's notice not to extend the term of this Agreement) other than as specified in clause (1) of Section 7.2(a) or (2) by the Executive for Good Reason, the Executive shall be entitled to the following:

                 (i)   The Company shall pay the Executive all Accrued
Compensation;

                 (ii) The Company shall pay, as a severance amount to the Executive after the Termination Date, an amount equal to the sum of (a) the Base Amount and (b) the Bonus Amount, divided by twelve, the quotient of which shall be multiplied by the greater of (x) twelve and (y) the number of months remaining in the term of this Agreement;

                 (iii) For a period of twenty-four (24) months (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to the Executive's termination) the life insurance, disability, medical, dental, and hospitalization benefits provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Subsection
(c)(iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company's or any Subsidiary's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits; and

                 (iv) The Company shall provide to the Executive an amount equal to twenty percent (20%) of the Base Amount to be used for outplacement services.

     7.3 The amounts provided for in Section 7.1(a), 7.1(b) (i) and (ii), 7.1(c)
(i), (ii) and (iv), 7.2(a), 7.2(b)(i) and (ii) and 7.2(c) (i), (ii) and (iv)
shall be paid in cash in a lump sum within thirty (30) days after the Executive's Termination Date.

     7.4 The Executive shall not be required to mitigate the amount of any payments provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Sections 7.1(c) (iii) and 7.2(c)(iii).

     7.5 The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, or securities plan, employment agreement or other contract, plan or arrangement with the Company, any Subsidiary or any other party, including, but not limited to, those specified in Exhibit B attached hereto, PROVIDED, HOWEVER, the Company shall not be required to make duplicative payments of Accrued Compensation, and provided further that, upon execution of this Agreement, Executive shall not have any rights under his prior Change-In-Control Agreement (other than with respect to Section 6 of such Agreement), as previously amended, which agreement (as stated in Sections 1 and 22 hereof) is superseded by this Agreement.

     8. NOTICE OF TERMINATION. Any purported termination by Parent or the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

     9. TERMINATION DATE. "Termination Date" shall mean, in the case of the Executive's death, his date of death and, in all other cases, the date specified in the Notice of Termination subject to the following:

         (a) If the Executive's employment is terminated by Parent or the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that, in the case of Disability, the Executive shall not have returned to the full-time performance of his duties during such period of at least (30) days; and

         (b) If the Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to Parent or the Company.

     10. CERTAIN ADDITIONAL PAYMENTS.

         (a) Notwithstanding anything in the Agreement to the contrary, in the event that it is determined (as hereafter provided) that any payment or distribution by the Company or any affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (individually and collectively a "Payment"), would be subject to the excise tax imposed by Section 4999(or any successor provision thereto) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of being considered "contingent on a change in ownership or control" of the Company or Parent, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to any such taxes (such taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (individually and collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

         (b) Subject to the provisions of Section 10(f) hereof, all determinations required to be made under this Section 10, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay or cause to be paid the required Gross-Up Payment in cash to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 10(f) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company in cash to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.

         (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 10(b) hereof. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding on the Company and the Executive.

         (d) The federal, state, and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five (5) business days pay to the Company the amount of such reduction.

         (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 10(b) hereof shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

         (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten
(10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                 (1) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

               (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (3) cooperate with the Company in good faith in order effectively to contest such claim; and

               (4) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 10(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 10(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (PROVIDED, HOWEVER, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(f) hereof, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 10(f) hereof) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(f) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 10.

     11.  SUCCESSORS; BINDING AGREEMENT.

          (a) This Agreement shall be binding upon and shall inure to the benefit of Parent, the Company, their successors and assigns and, at the time of any such succession or assignment, Parent or the Company (as applicable) shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent or the Company would be required to perform it if no such succession or assignment had taken place. The terms "Parent", "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring ownership, directly or indirectly, of all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     12. FEES AND EXPENSES. The Company shall pay all legal fees and related expenses (including the cost of experts, evidence and counsel) incurred by the Executive involving (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), or (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement.

     13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to Parent or the Company shall be directed to the attention of the Board with a copy to the Secretary of Parent or the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

     14. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program.

     15. SETTLEMENT OF CLAIMS. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

     16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, Parent and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. No additional compensation provided under any benefit or compensation plans to the Executive shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive's entitlements hereunder.

     17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Kentucky, without reference to principles of conflicts of laws.

     18. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     19.  NONSOLICITATION.

          (a) The Executive hereby covenants and agrees that, at all times during the period of his employment and during the Restricted Period (as hereinafter defined) immediately following termination for any reason (unless such termination occurs after a Change in Control), the Executive shall not, without the prior written consent of the Board, (i) solicit or take any action to willfully and intentionally cause the solicitation of any person who as of that date is a client, customer, ("Client") of the Parent or the Company or any of their subsidiaries to transact any business with a Competitive Enterprise (as hereinafter defined) or discontinue business, in whole or in part with the Parent or the Company; or (ii) willfully or intentionally interfere with or damage any relationship between a Client and the Parent or the Company.

          (b) The Executive hereby covenants and agrees that, at all times during the period of his employment and during the Restricted Period immediately following the termination thereof for any reason (unless such termination occurs after a subsequent Change in Control), the Executive shall not, without the prior written consent of the Board, solicit any person employed at that time by the Parent, the Company or any of their subsidiaries to apply for or accept employment with a Competitive Enterprise or otherwise encourage or entice such person to leave his position with the Parent, the Company or any of their subsidiaries.

          (c) For purposes of this Agreement, (i) the term "Restricted Period" shall equal one year, provided that if Executive's employment is terminated within eighteen months of the Effective Time for any reason other than a termination for Cause, the Restricted Period shall equal six months and (ii) the term "Competitive Enterprise" shall mean any business which is in competition with a business engaged in by the Parent, the Company or any of its subsidiaries or affiliates in any state of the United States or in any foreign country in which any of them are engaged in business at the time of such termination of employment for as long as they carry on a business therein. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five (5%) percent of any publicly traded corporation, and if Executive's termination of employment shall occur within eighteen months of the Effective Time for any reason other than a termination for Cause, "Competitive Enterprise" shall mean any business which is in competition with a business engaged in by the Parent, the Company or any of its subsidiaries or affiliates in any state in which any of them are engaged in business at the time of such termination of employment for as long as they carry on a business therein or in any state contiguous to such state.

          (d) It is the intention of the parties hereto that the restrictions contained in this Section be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable. Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States or one or more foreign jurisdictions, then that state or states or foreign jurisdiction or jurisdictions shall be eliminated from the territory to which the restrictions of paragraph (a) of this Section applies and the restrictions shall remain applicable in all other states of the United States and foreign jurisdictions.

     20.  CONFIDENTIAL INFORMATION.

          The Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Parent, the Company, its subsidiaries and affiliates, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Parent, the Company, its subsidiaries and affiliates learned by him from the Parent, the Company or any such subsidiary or affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Parent, the Company or any of its subsidiaries or affiliates, whether during or after his period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Parent or the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Executive agrees to give the Parent and the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Parent or the Company to limit the extent of such disclosure. Upon request by the Parent or the Company, the Executive agrees to deliver promptly to the Parent or the Company upon termination of his services for the Company, or at any time thereafter as the Parent, the Company may request, all Parent, Company, subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Parent or the Company's or any subsidiary's or affiliate's business and all property of the Parent or the Company or any subsidiary or affiliate associated therewith, which he may then possess or have under his direct control, other than personal notes, diaries, rolodexes and correspondence.

     21.  REMEDY.

     Should the Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 19 or 20 hereof, it is agreed that the Parent and the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Parent and the Company shall not be deemed to limit or prevent the exercise by the Parent or the Company of any or all further rights and remedies which may be available to the Parent or the Company hereunder or at law or in equity.

     22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limiting the foregoing, his prior Change-In-Control Agreement, as previously amended, which shall cease to be of any further effect.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Executive has executed this Agreement as of the day and year first above written.


                                       POWERGEN PLC


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       LG&E ENERGY CORPORATION


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       ----------------------------------
                                       VICTOR A. STAFFIERI

                                    EXHIBIT B

                                       TO

                           CHANGE-IN-CONTROL AGREEMENT


     1.  Omnibus Long-Term Incentive Plan

     2.  Short-Term Incentive Plan

     3.  Qualified Thrift Plan

     4.  Nonqualified Thrift Plan

     5. LG&E Energy Corporation Retirement Income Plan for Employees Who Are Not Members of a Bargaining Unit

     6.  LG&E Energy Corporation Supplemental Executive Retirement Plan

                             FIRST AMENDMENT TO THE
                       EMPLOYMENT AND SEVERANCE AGREEMENT
                                       OF
                               VICTOR A. STAFFIERI


WHEREAS, Victor A. Staffieri (the "Executive") and LG&E Energy Corp., a Kentucky corporation (the "Company") and Powergen, plc, a United Kingdom public limited company (the "Parent") entered into an Employment and Severance Agreement, dated February 25, 2000 (the "Agreement");

WHEREAS, Parent, Company, a Delaware corporation to be formed as an indirect wholly owned subsidiary of Parent ("US Subholdco 2") and a Kentucky corporation to be formed as a direct wholly owned subsidiary of US Subholdco 2 ("Merger Sub"), have executed a merger agreement (the "Merger Agreement") which will become effective at the Effective Time (as defined in the Merger Agreement);

WHEREAS, Company and the Parent have determined that it is desirable to amend the Agreement to provide greater retention incentives to the Executive as a further inducement for the Executive to remain in the employment of the Company;

WHEREAS, An amendment to the Merger Agreement has necessitated a corresponding amendment to the Agreement; and

WHEREAS, the parties wish to correct the definition of a Change in Control contained in the Agreement.

NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Section 1.1 shall be deleted and replaced in its entirety to read as follows:

"This Agreement shall become effective at the Effective Time, provided the Company employs the Executive on that date. As of the Effective Time, the Change-in-Control Agreement shall, except as otherwise provided herein, terminate and become null and void. In consideration of the services rendered by the Executive to the Company prior to the Effective Time, the Executive's willingness to enter into this Agreement which provides additional retention value to the Company, and the satisfaction of all of the Company's obligations under the Change-in-Control Agreement, the Company shall pay the Executive in cash $600,000 on the Effective Date, if said time occurs prior to January 1, 2001. Additionally, if the Effective Time occurs prior to January 1, 2001 the Company shall pay the Executive in cash the following: $809,000 on the six month anniversary of the Effective Time, $809,000 on the twelve month anniversary of the Effective Time, and $774,330 on the eighteen month anniversary of the Effective Time, collectively the "Retention Payments", so long as the Executive is still employed by the Company on such dates. The Retention Payments shall be credited to Executive's account under the

Deferred Compensation Plan of the Company (or such other plan or arrangement as may be mutually agreed upon by the parties hereto) at the Effective Time and shall be payable in a lump sum cash payment (including adjustment for any increases or decreases in Executive's account under the Deferred Compensation
Plan), if the Executive so elects, within ten (10) days after the earliest to occur of (i) a termination of employment, other than a termination by the Executive without Good Reason, which occurs at any time during the eighteen consecutive months immediately following the Effective Time (the "Transition Period"), (ii) a Change in Control that occurs during the Transition Period, so long as the Executive is still employed by the Company immediately prior to the Change in Control, and (iii) the scheduled six, twelve, and eighteen month anniversaries. In the event that Executive elects not to receive the foregoing lump sum payments, Executive may otherwise elect to defer receipt of such payments and have such payments continue to be held in his Deferred Compensation Plan account (which account shall continue to be adjusted in accordance with the terms of the Deferred Compensation Plan, or such other plan or arrangement as may be mutually agreed upon by the parties hereto). If the Effective Date occurs on or after January 1, 2001, the Company shall pay the Executive in cash 60% of the amount calculated and payable under Sections 3.1(b) and 6 of the Change-in-Control Agreement (the "Initial Change-in-Control Payment") within 10 days following the Effective Time conditioned upon delivery by the Executive of an executed form of release of all claims against the Company with respect to the Change-in-Control Agreement (other than with respect to Section 6 of such Agreement) (on a form to be provided by the Company). Additionally, if the Effective Date Occurs on or after January 1, 2001, the balance of the amount calculated under Sections 3.1(b) and 6 of the Change-in-Control Agreement (the "Deferred Change-in-Control Payment") shall be credited to Executive's account under the Deferred Compensation Plan of the Company (or such other plan or arrangement as may be mutually agreed upon by the parties hereto) and shall be payable in a lump sum cash payment (including adjustment for any increases or decreases in Executive's account under the Deferred Compensation Plan), if the Executive so elects, within ten (10) days after the earliest to occur of (i) a termination of employment, other than a termination by the Executive without Good Reason, which occurs at any time during the eighteen consecutive months immediately following the Effective Time (the "Transition Period"), (ii) a Change in Control that occurs during the Transition Period, so long as the Executive is still employed by the Company immediately prior to the Change in Control, and (iii) the end of the Transition Period, so long as the Executive is still employed on such date. In the event that Executive elects not to receive the foregoing lump sum payment, Executive may otherwise elect to defer receipt of such payment and have such payment continue to be held in his Deferred Compensation Plan account (which account shall continue to be adjusted in accordance with the terms of the Deferred Compensation Plan, or such other plan or arrangement as may be mutually agreed upon by the parties hereto).

Parent shall, or shall cause the Company to pay to the Executive a lump sum cash payment in an amount equal to $262,835 if the closing occurs prior to January 1, 2001 or an amount equal to 25% of the Deferred Change-in-Control Payment if the closing occurs on or after January 1, 2001 (without adjustment for any increases or decreases in Executive's account under the Deferred Compensation Plan) in either event (the "Premium Payment") within ten (10) days after the earliest to occur of (i) the date that

Executive's employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive's death or Disability, at any time during the eighteen consecutive months immediately following the Effective Time (the "Transition Period"), (ii) a Change in Control that occurs during the Transition Period, so long as the Executive is still employed by the Company immediately prior to the Change in Control, and (iii) the end of the Transition Period, so long as the Executive is still employed on such date. In the event that Executive elects not to receive the foregoing lump sum payment, Executive may otherwise elect to defer receipt of such payment and have such payment continue to be held in his Deferred Compensation Plan account (which account shall continue to be adjusted in accordance with the terms of the Deferred Compensation Plan, or such other plan or arrangement as may be mutually agreed upon by the parties hereto)."

2. Section 4.5 shall be deleted and replaced in its entirety to read as follows:

"4.5 EXISTING STOCK OPTIONS. In accordance with the Merger Agreement and any amendments thereto, Executive may elect in writing delivered to Parent to convert each Company stock option he holds (each, a "Company Option"), whether vested or unvested, into an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of ADS's, equal to the result (rounded down to the nearest whole ADS) of multiplying the number of shares subject to the Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined in the Merger Agreement), at an exercise price per share equal to the result (rounded up to the nearest whole cent) of dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Conversion Ratio (it being understood that the exercise price shall be converted into dollars at the rate prevailing at the close of business on the business day prior to the Effective Time). If Executive makes such election and holds the Company Option or the ADS's acquired upon the exercise of such Company Option for two years after the Effective Time, then upon the later of (i) the end of the 24th month after the Effective Time, or
(ii) the exercise of such Company Option, the Parent shall issue Executive one additional ADS for every 4 ADS's acquired as a result of such exercise; PROVIDED, HOWEVER in the event that either (i) a Change in Control occurs within the two years after the Effective Time and the Executive is still employed by the Company immediately prior to the Change in Control, immediately prior to such time, the Executive shall receive one additional ADS for every 4 ADS's (A) acquired by the Executive as a result of the exercise of any Company Option during the period prior to such Change in Control and (B) underlying each unexercised Company Option held by the Executive immediately prior to such Change in Control or (ii) the Executive's employment is terminated for any reason (other than by the Company for Cause or by the Executive without Good Reason (other than as a result of death or Disability)) at any time during the two years after the Effective Time and prior to any Change in Control, the Executive shall receive, within 10 days after the termination of employment, one additional ADS for every 4 ADS's (A) acquired by the Executive as a result of the exercise of any Company Option during the period prior to such termination of employment and (B) underlying each unexercised Company Option held by the Executive immediately prior to such termination of employment."

3. Section 6.3(c)(5) shall be deleted and replaced in its entirety to read as follows:

(5) Any Person acquires Beneficial Ownership of a greater percentage of the Voting Securities of the Company than the percentage of such Voting Securities then held, directly or indirectly, by Parent.

4. A new Section 6.3(d) shall be added to read as follows:

"6.3(d) Notwithstanding the foregoing clauses (a), (b), and (c), a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Parent which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person or entity becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur."

5. Section 6.3(d) of the existing Agreement shall be renumbered as Section 6.3(e) to read as follows:

"6.3(e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated during the term of this Agreement and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment."

                                       -----------------------------------
                                       Victor A. Staffieri

                                       -----------------------------------
                                       Date

                                       LG&E Energy Corp.

                                       By:
                                          --------------------------------

                                       Powergen,plc


                                       By:
                                          --------------------------------

                                     RELEASE


     THIS RELEASE ("Release") is made and entered into on this 8th day of December, 2000, by and among Victor A. Staffieri (the "Executive"), and LG&E Energy Corp. and Powergen,plc, by and for itself and their present and former agents, directors, shareholders, officers, employees, representatives, divisions, parents, subsidiaries and affiliates, and their predecessors, successors, heirs, executors, administrators and assigns (collectively, "Released Parties").

RECITALS:

     A. The Executive has become eligible for certain change in control benefits under the pursuant to a Change in Control Agreement between the Executive and the Company dated January 5, 1998 (the "Agreement") as a result of the proposed merger between LG&E Energy Corp. and Powergen, plc.

     B. The Released Parties and the Executive have entered into an Employment and Severance Agreement dated February 25, 2000, as amended as of the date hereof (the "Employment Agreement") under terms and conditions agreeable to the Executive.

     C. The Executive and the Released Parties desire to enter into this Release in order to fully settle and discharge all claims which are or might have been asserted by the Executive against the Released Parties for benefits under the Agreement, upon the terms and conditions set forth herein.

AGREEMENT:

     The Parties hereby agree as follows:

RELEASE:

     In consideration of employment under the terms and conditions outlined in the Employment Agreement, the Executive hereby completely releases and forever discharges the Released Parties, and any and all other persons, firms, insurers and/or corporations whatsoever that might have any liability through the Released Parties, of and from any and all past, present, or future claims, actions, causes of action, rights, damages, costs, and all other expenses and compensation of any nature whatsoever, whether based on contract, or other theory of recovery and whether for compensation or punitive damages, which Executive now has, or which may hereafter accrue or otherwise be acquired, on account of all injuries to him, which have resulted under the terms of the Agreement, other than those arising pursuant to Section 6 of the Agreement. This Release, on the part of Executive, shall be a fully binding and a complete settlement between the Executive, his heirs, assigns and successors and the Released Parties for all benefits under the Agreement, except those arising pursuant to Section 6 of the Agreement.

ENTIRE AGREEMENT AND SUCCESSORS IN INTEREST

     This Release contains the entire agreement between the Executive and the Released Parties, with regard to the matters set forth herein and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.

REPRESENTATION OF COMPREHENSION OF DOCUMENT

     In entering into this Release, the Executive represents that he has relied upon the legal advice of his attorney, who is the attorney of his own choice and that the terms of this Release have been completely read and explained to him by his attorney, and that those terms are fully understood and voluntarily accepted by him.

GOVERNING LAW

     This Release shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky, and in no event will the documents be construed in a manner inconsistent with Kentucky law.

CONFIDENTIALITY

     The Executive and the Released Parties hereby agree for themselves and their representatives, including attorneys, to hold the terms of this Release, confidential, and the parties further agree not to disclose the terms of this Release to any person, firm or corporation, including legal industry publications, who is not a party to this Release.

EFFECTIVENESS

     This Release shall become effective upon the closing of the merger of LG&E Energy Corp. and Powergen, plc or its subsidiary.


                                       ------------------------------------
                                       Victor A. Staffieri

                                       ------------------------------------
                                       Date


STATE OF KENTUCKY          )
                           ) SS:
COUNTY OF JEFFERSON        )

     Subscribed and sworn to before me by Victor A. Staffieri, this _____ day of _____________, 2000, in Louisville, Jefferson County, Kentucky.

     My Commission expires:______________________________________


                                       ------------------------------------
                                       NOTARY PUBLIC
                                       State at Large, Kentucky



LG&E Energy Corp.


By:
   ---------------------------

                              SECOND AMENDMENT TO THE
                       EMPLOYMENT AND SEVERANCE AGREEMENT
                                      OF
                              VICTOR A. STAFFIERI

WHEREAS, Victor A. Staffieri (the "Executive") and LG&E Energy Corp., a Kentucky corporation (the "Company") and Powergen, plc, a United Kingdom public limited company (the "Parent") entered into an Employment and Severance Agreement, dated February 25, 2000 (the "Agreement");

WHEREAS, the Agreement was previously amended by the Executive, the Company and the Parent in a document dated December 8, 2000 (the "First Amendment");

WHEREAS, the Executive, the Company and the Parent have determined that it is now desirable to amend the Agreement to reflect certain changes resulting from the Executive's promotion to Chief Executive Officer of the Company;

NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Section 3.1 shall be deleted and replaced in its entirety to read as follows:

"3.1 The Company agrees to employ Executive, and Executive agrees to serve during the term hereof as Chief Executive Officer of the Company. Executive shall report to the Chief Executive Officer of the Parent. In addition, Parent shall (i) cause the Executive to be elected as a member of the Board of Directors of the Company (the "Board") and (ii) use its best efforts to secure Executive's election as a member of the Board of Directors of Parent (the "Parent Board") to serve for a period determined by the Parent's Articles of Association, and Executive agrees to serve in such capacities."

2. Section 3.2 shall be deleted and replaced in its entirety to read as follows:

"3.2 Executive agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection with the position named above. Executive shall perform such duties and exercise such powers, commensurate with his position, as Chief Executive Officer of the Company, as the Chief Executive Officer of the Parent shall from time to time delegate to him on such terms and conditions and subject to such restrictions as Chief Executive Officer of the Parent may reasonably from time to time impose.

3. Section 4.1 shall be deleted and replaced in its entirety to read as follows:

"4.1. SALARY. The Company shall pay Executive an annual base salary ("Base Salary") of not less than $600,000.00. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Base Salary shall be reviewed by the Board in July of each year during the term of this Agreement and may be increased in the discretion of the Board at that or any other time and, as so increased, shall constitute "Base Salary" hereunder, however, the first such review will take place in July 2002. At no time shall the Board be able to decrease the Base Salary."

4. Section 4.2 shall be deleted and replaced in its entirety to read as follows:

"4.2. ANNUAL BONUS. In addition to his Base Salary, Executive shall be eligible to participate in any annual incentive plan or program maintained by the Company in which other senior executives of the Company participate (the "Bonus Plan"). Such participation shall be on terms commensurate with Executive's position and level of responsibility. The Executive's target bonus under the Bonus Plan in respect of year 2001 shall be not less than 60% of Base Salary for that portion of the year prior to the effective date of this Second Amendment and 70% of Base Salary for that portion of the year after the effective date of the Second Amendment and succeeding years under this Agreement. Notwithstanding the foregoing, with respect to 2001 and 2002, Executive's annual bonus shall not be less than 75% of the Executive's target bonus. Except as set forth in the preceding sentence, nothing in this Section 4.2 will guarantee to the Executive any specific amount of incentive compensation, or prevent a Remuneration Committee appointed by the Parent Board from establishing reasonable performance goals and compensation targets, after consultation with the Executive, applicable only to the Executive."

5. Section 4.3 shall be amended by adding to the end thereof the following:

"The Parent and the Company acknowledge that, as of the effective date of this Second Amendment, the current value of the Executive's long-term incentive plan participation is 175% of Base Salary."

6. A new Section 5.4 shall be added to the end of Article 5 to read as follows:

"5.4. LIFE INSURANCE. The amount of Executive's term life insurance shall be determined as follows: (a) for the period commencing as of the effective date of this Second Amendment through the date of the Executive's 50th birthday - not less than $5,000,000.00, (b) for the period commencing on the day following the Executive's 50th birthday through the date of the Executive's 55th birthday - not less than $3,000,000.00, (c) for the period commencing on the day following the Executive's 55th birthday - not less than $2,000,000.00. The premiums for such life insurance shall be paid by the Company, regardless of Executive's employment status. The Company shall also pay Executive an additional payment such that, after payment by Executive of all taxes imposed as a result of the life insurance benefit, the Executive retains an amount equal to the taxes imposed upon the Executive as a result of the life insurance benefit."

7. Subsection 6.5(a) shall be deleted and replaced in its entirety to read as follows:

"(a) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the events or conditions described in subsections (1) through (10) hereof:

          (1) a reduction by the Company in the Executive's Base Salary or annual target bonus opportunity as in effect prior to such reduction or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within thirty days of the applicable due date, provided that the Company may correct such reduction or failure within thirty (30) days of its commission;

          (2) Parent or the Company require the Executive to be relocated anywhere in excess of fifty (50) miles of his present office location, except for required travel on Parent or Company business consistent with his business travel obligations as in effect prior to the Effective Time and as provided in Section 3.4 of this Agreement;

          (3) a failure by Parent of the Company to maintain plans providing benefits at least as beneficial in the aggregate as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, bonus plan, long-term incentive plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable, or if the Company or Parent has taken any action which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable, or if the Company or Parent has failed to provide him with the number of paid vacation days to which he would be entitled in accordance with the Company's normal vacation policy immediately prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable;

          (4) Parent or the Company materially reduces, individually or in the aggregate, the Executive's title, job authorities or responsibilities as in effect prior to such reduction;

          (5) Parent or the Company fails to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in
Section 11 hereof;

          (6) any purported termination of the Executive's employment by Parent or the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8, hereof; and, for purposes of this Agreement, no such purported termination shall be effective;

          (7) any material breach by Parent or the Company of any provision of this Agreement;

          (8) any purported termination of the Executive's employment for Cause by Parent or the Company which does not comply with the terms of
Section 6.2 of this Agreement;

          (9) any removal of the Executive from the position of Chief Executive Officer of the Company, except for Cause; or

          (10) any removal of Executive from, the Board or the Parent Board; except for Cause."

8. Subsection 7.2(c)(ii) shall be deleted and replaced in its entirety to read as follows:

         "(ii) The Company shall pay, as a severance amount to the Executive after the Termination Date, an amount equal to the sum of (a) the Base Amount and (b) the Bonus Amount, divided by twelve, the quotient of which shall be multiplied by twenty-four."

9. A new Section 7.6 shall be added to the end of Article 7 to read as follows:

"7.6 DISABILITY. If the Executive's employment with the Company shall be terminated as a result of Disability, the Parent or Executive may terminate Executive's employment on written notice thereof, and Executive shall, in addition to the benefits provided pursuant to Section 7.1(b) or Section 7.2(b), receive until age 65 a benefit equal to 60 percent of the Base Salary, less 100% of the Social Security disability benefit and any amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof."

10. A new Section 7.7 shall be added to the end of Article 7 to read as follows:

"7.7 DEATH. If the Executive's employment with the Company shall be terminated as a result of death, in addition to the benefits provided pursuant to Section 7.1(b) or Section 7.2(b) for a period of thirty-six (36) months, the Company shall at its expense continue on behalf of the Executive's dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to the Executive's death) the life insurance, medical, dental and hospitalization benefits under such plans offered by the Company to active employees."

         IN WITNESS WHEREOF, the Company and the Parent have caused this Second Amendment to be executed by it duly authorized representative and the Executive has executed this Second Amendment as of the date set forth below, but which shall be effective as of the 30th day of April, 2001, provided the Executive is employed by the Company on that date. Except as provided herein, nothing contained in this Second Amendment shall alter the terms and conditions of the Agreement or the First Amendment.

LG&E ENERGY CORP.


By:
       ------------------------------
       Name
       Title

Date:
       ------------------------------


POWERGEN, PLC


By:
       ------------------------------
       Name
       Title

Date:
       ------------------------------

EXECUTIVE

       -----------------------------
       VICTOR A. STAFFIERI


Date
       ------------------------------